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                                                                       Exhibit 9

                                                               February 28, 2007

Commonwealth Annuity and Life Insurance Company
132 Turnpike Road, Suite 210
Southborough, MA 01772

RE: COMMONWEALTH ANNUITY SEPARATE ACCOUNT A OF COMMONWEALTH ANNUITY AND LIFE INSURANCE COMPANY (File No. 811-22024)

Gentlemen:

In my capacity as Vice President, Assistant General Counsel, and Assistant Corporate Secretary of Commonwealth Annuity and Life Insurance Company (the "Company"), I have participated in the preparation of this Initial Registration Statement for Commonwealth Annuity Separate Account A on Form N-4 under the Securities Act of 1933 and amendment under the Investment Company Act of 1940, with respect to the Company's qualified and non-qualified variable annuity contracts.

Purchase payments to be received under the Flexible Premium Fixed and Variable Deferred Annuity Contracts ("Contracts") offered by the Company may be allocated by the Company to the Separate Account in accordance with the owners' direction, with reserves established by the Company to support such Contracts. The Contracts are designed to provide annuity benefits and are to be offered in the manner described in the Prospectus, which is included in the Registration Statement. The Contracts will be sold only in jurisdictions authorizing such sales.

I am of the following opinion:

1. Commonwealth Annuity Select Separate Account A is a separate account of the Company validly existing pursuant to the Massachusetts Insurance Code and the regulations issued thereunder.

2. The assets held in Commonwealth Annuity Select Separate Account A are not chargeable with liabilities arising out of any other business the Company may conduct.

3. The variable annuity contracts, when issued in accordance with the Prospectus contained in the Initial Registration Statement and upon compliance with applicable local law, will be legal and binding obligations of the Company in accordance with their terms and when sold will be legally issued, fully paid and non-assessable.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as in my judgment are necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to this Initial Registration Statement for Commonwealth Annuity Separate Account A on Form N-4 filed under the Securities Act of 1933 and amendment under the Investment Company Act of 1940.

                                        Very truly yours,


                                        /s/ Jon-Luc Dupuy
                                        ----------------------------------------
                                        Jon-Luc Dupuy
                                        Vice President, Assistant General
                                        Counsel and Assistant Corporate
                                        Secretary

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